Exhibit 10.38
SECOND AMENDMENT
TO THE INTEL CORPORATION
SHELTERED EMPLOYEE RETIREMENT PLAN PLUS
The document, as amended and restated effective January 1, 2006
1. Effective January 1, 2008, Section 13(m) of the Intel Corporation Sheltered Employee Retirement Plan Plus is amended by deleting “In any case, the Employee must be Grade 10-20 or 86-89 to be considered an Eligible Employee.” from the first paragraph and replacing it with the following:
In any case, the Employee must be Grade 10-20 or 86-89 (or the equivalent grade as classified by the Company) to be considered an Eligible Employee.
IN WITNESS WHEREOF, this Second Amendment was adopted by the Management SERP Administrative Committee by unanimous written consent.

By:	Date:

/s/ Terra Castaldi Terra Castaldi	November 6, 2007
Secretary of the
Management SERP Administrative Committee